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                                                                    EXHIBIT 99.2


                    FIRST QUARTER 2006 INVESTOR PRESENTATION
    JAMES S. NICHOLSON, VICE PRESIDENT, TREASURER AND CHIEF FINANCIAL OFFICER
                                   MAY 4, 2006


         Thank you, Michelle.

         Good morning and welcome to our first quarter 2006 conference call. This call is being simultaneously broadcast on the internet and will also be archived for replay starting this afternoon. The replay can be accessed at our web site, www.tecumseh.com.

         Following my normal protocol, I will start our conversation this morning with some brief comments expanding on our press release. Following my comments, we will open the call for your questions.

         I would remind you that my prepared comments this morning, and the answers to your questions, contain forward-looking statements within the meaning of the Securities laws. I refer you to the cautionary statements contained in our press release concerning significant risks and uncertainties involved with forward looking statements that could cause actual results to differ materially from projected results.

         The first quarter's results were consistent with our expectations. Our profit improvement activities yielded results while the challenge of commodity costs, other input costs and currencies provided headwinds. Reported results for the first quarter 2006 amounted to a net loss of $9.6 million or $0.52 per share, compared to a net loss of $12.4 million or $0.67 per share in the first quarter of 2005. The presentation this quarter, reclassifies the results of Little Giant Pump Company from continuing operations to discontinued operations due to the decision during the quarter to sell this business. This sale was completed subsequent to the end of the quarter on April 21, 2006. Proceeds from the sale at closing were approximately $121 million with a yet to be determined post closing adjustment related to working capital.

         When looking at continuing operations, reported operating losses were reduced from $16 million in the first quarter of 2005 to $11.3 million in 2006 -- a 29% improvement. This improvement was driven by results in the Electrical Components Group and the Engine & Power Train Group, slightly offset by the Compressor Group.

         With respect to tax expense, most accounting theoreticians would find it difficult to explain our provision, but let me take a shot at it. First, let me say that, consistent with expectations, our total tax expense is approximately zero; however, due to an uncommon situation, there is an allocation that occurs between the income statement and the other comprehensive income portion of equity. In this case, tax expense recognized in other comprehensive income is basically offset by a benefit recorded in the income statement. It is one of those accounting outcomes that give analysts modeling headaches and leaves CFOs the unenviable task of explaining U.S. GAAP. With respect to what to expect in the future, it is not predictable because, to some extent, it depends on what currency values do, and as we all know, if we could perfectly predict currencies, we would be wealthy and retired.


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         All in all, we are pleased with the progress that we have made on items within our control; however, there still remain very challenging times with respect to external factors such as the costs of inputs and currency. While the effect of currency was largely mitigated in the quarter, results would have been further improved had commodities, particularly copper, not been on such a torrid pace upward.

         Consolidated sales for the quarter amounted to $446.1 million, up 1.3% from last year's first quarter sales of $440.2 million. The effects of foreign currency translation increased sales by $9.1 million. Net of the effects of currency translation, sales declined slightly in the first quarter of 2006 compared to a year ago. The decline was due to the Engine & Power Train segment which I will more fully discuss when I address that group.

         With that as an overview, I will now break down these results by our respective business segments, starting with the Compressor segment. Excluding the effects of currency translation of $9.2 million, sales increased by $1.3 million or one half of a percent for the quarter. Other than small changes in product mix, unit volumes were relatively consistent with those of the prior year.

          Compressor segment operating results amounted to income of $6.6 million in the quarter versus income of $8.6 million a year ago. This decline reflects a less favorable product mix, increases in material and other input costs, offset by productivity improvements. While the Brazilian Real was 16% stronger versus the U.S. Dollar over the first quarter 2006 compared to 2005, this impact was largely mitigated by the Company's hedging activities.

         Our outlook for the Compressor Group for the remainder of 2006 is consistent with that expressed during our last call and is based upon an expectation that currency and commodity conditions will not appreciably improve. Under these current conditions, we are expecting Compressor Group earnings to lag results of the prior year. The extent to which they lag will depend on the Company's ability to manage the wildly escalating cost of commodities, particularly copper which, by my measure, is currently 130% more expensive than last year and has increased 67% since the beginning of the year. In response, the Company will be announcing pricing surcharges to our customers.

         Moving to the Electrical Components Group -- for the quarter, the Group reported sales of $109.1 million, an 8.9% increase over last year. The change in sales reflects a robust HVAC market, offset by a lower automotive market.

         Electrical Components operating income for the quarter was $4.9 million compared to a loss of $1.1 million a year ago. The Group is continuing to make progress toward restoring profitability levels. The improvement in results represents the third consecutive quarter of year over year improvement after experiencing difficult conditions in the first half of 2005 and 2004. The improvements are the direct result of concerted margin improvement activities that are ongoing and, to a lesser extent, the net higher volumes.

         Looking at the rest of 2006 for the Electrical Components business, we are still expecting our margin improvement activities to benefit future results; however, as with the Compressor Group, the extent to which these benefits drop to the bottom line will depend on the Company's


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ability to manage the escalating costs of copper and aluminum. This Group also will be announcing future price increases.

         Now for the Engine & Power Train Group -- Sales in the Engine & Power Train Group were down $14.0 million or 15% compared to prior year's first quarter. The decrease was attributable to the absence of sales into Europe from the Company's former Italian subsidiary. The Company does expect to recapture some of these European volumes in the future as our non-European operations get product configured for the European market. On a much more positive note, unit volumes in the U.S. were actually up by 11% reflecting the placement of our engines on several more sku's in multiple product categories.

         The Group's operating results improved by 11.5% in comparison to the prior year's first quarter. In addition, excluding fees recognized in the quarter for AlixPartners' services and the one-time gain on the sale of the Douglas, Georgia property, results improved by approximately 38%. While there are many factors that explain the net change, in total, our restructuring actions are beginning to yield benefits, and we expect results to continue to improve. We have fully reached anticipated production levels in Brazil and will soon be manufacturing completed engines at this facility instead of just component parts and sub-assemblies. Efforts to re-source our material components to low-cost sources are also well underway.

         With respect to Pumps -- with the sale of Little Giant, we will no longer be reporting a pump segment. In our past question and answer sessions, we have discussed our evaluation of this sale. Our decision to sell Little Giant was based upon multiple factors, the most important of which is that we believed that a sale at this time delivers the most value to our shareholders. With the attractive sale price multiple and sufficient net operating losses and other tax benefits to shelter the gain, this transaction delivers more value to our shareholders than we believed we could generate by continuing to operate the business.

         As you are also aware, during the quarter the Company replaced its Senior Guaranteed Notes and Revolving Credit facility with a new financing package. Since we discussed this action on our last call, I will not elaborate any further here.

         In conclusion, we remain highly committed to executing the plans that will yield improved results. These plans are being executed and are producing favorable results; however, I will caution that the conditions that we face with commodity costs, energy costs and currency are highly challenging and extra ordinary in magnitude, and our future results and continued improvement depend on our ability to obtain pricing relief.

         That concludes my prepared comments for this morning. I will now take your questions.


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